SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement                                                                    [  ] Confidential, for use of the
[X] Definitive Proxy Statement                                                            Commission only
[  ] Definitive Additional Materials
[  ] Soliciting Material pursuant to Rule 14a-11c or Rule 14a-12

MATTHEWS INTERNATIONAL CORPORATION
 (Name of Registrant as Specified In Its Charter)

_________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
    1) Title of each class of securities to which transaction applies: __________________

    2) Aggregate number of securities to which transaction applies: _________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _____________________________________

    4) Proposed maximum aggregate value of transaction: ________________________

    5) Total fee paid: ______________________________________________________

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid: _____________________________________________

     2) Form, Schedule or Registration Statement No.: ____________________________

     3) Filing Party: ________________________________________________________

     4) Date Filed: ________________________________________________________

2012

NOTICE

OF

ANNUAL

MEETING

AND

PROXY

STATEMENT

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 16, 2012

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM on Thursday, February 16, 2012 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the following:

1.	To elect three directors of the Company for a term of three years and one director of the Company for a term of one year.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2012.

3.	To provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting.

Shareholders of record as of December 30, 2011 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible.  If you receive more than one proxy card (for example, because you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.

                                                                                     Sincerely,

                                                                                     Steven F. Nicola
                                                                                     Corporate Secretary

January 17, 2012

Matthews International Corporation
Proxy Statement

Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA 15212 - 5851
412 / 442-8200

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 16, 2012

The 2012 Proxy Statement and the Annual Report to Shareholders for the year ended September 30, 2011 are also available at www.matw.com under the section entitled “Reports”.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Matthews International Corporation (“Matthews” or the “Company”) whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212.  This Proxy Statement and the accompanying proxy were first released to shareholders on or about January 17, 2012.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person.  Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying notice.  Shares represented by proxy will be voted in accordance with instructions.  In the absence of instructions to the contrary, the proxy solicited will be voted for the proposals set forth.

Management does not intend to bring before the meeting any business other than that set forth in the Notice of Annual Meeting of Shareholders.  If any other business should properly come before the meeting, it is the intention of management that the persons named in the proxy will vote in accordance with their best judgment.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company has one class of stock outstanding:  Class A Common Stock, par value $1.00 per share, referred to as the "Common Stock."

Each outstanding share of Common Stock of the Company entitles the holder to one vote upon any business properly presented at the shareholders' meeting.  Cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 30, 2011 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed. A total of 28,379,460 shares of Common Stock are outstanding and entitled to vote at the meeting.

Abstentions and broker non-votes have no effect on any proposal to be voted upon.  Broker non-votes as to any matter are shares held by brokers and other nominees which are voted at the meeting on matters as to which the broker or nominee has discretionary authority, but which are not voted on the matter in question because the broker or nominee does not have discretionary voting authority as to such matter.

GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE

Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by statute, government regulations and court decisions. Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas.  The Board also has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company.  The full Board regularly reviews enterprise-wide risk management, which includes relationships with significant customers, volatility of commodity costs, changes in the markets in which the Company operates and existing and potential competitors.   In addition, each Board committee plays a significant role in carrying out the risk oversight function.  The Audit Committee oversees risks related to financial reporting and control; environmental, health and sustainability matters; management policies and guidelines; legal claims and issues; and information technology.  The Nominating and Corporate Governance Committee oversees risks related to corporate governance and ethics.  The Compensation Committee oversees risks related to human resources, succession planning and compensation.

Board Composition

The Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of directors constituting the full Board, provided that such number shall not be less than five nor more than fifteen. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at nine, divided into three classes.  Effective after the 2012 Annual Meeting of Shareholders, the Board has fixed the number of directors constituting the full Board at eight, reflecting the retirement from the Board of Robert G. Neubert.  The terms of office of the three classes of directors end in successive years.

After reviewing the independence standards contained in the NASDAQ listing requirements, the Board of Directors has determined that each of its directors is independent, other than the Company’s President and Chief Executive Officer Joseph C. Bartolacci.  The Company’s Governance Guidelines provide that an employee member can remain on the Board for a period of no longer than one year following retirement from employment with the Company.

The Board of Directors has determined that an independent, non-employee member should be appointed to serve as Chairman of the Board.  The Board believes that separation of the positions of Chairman of the Board and Chief Executive Officer, with the appointment of an independent, non-employee director as Chairman, strengthens the Company’s corporate governance.  John D. Turner is the Company’s current independent, non-employee Chairman of the Board.

Mr. Turner and the other independent directors meet at such times as are necessary and generally on the dates of regularly scheduled Board meetings.  The independent directors met a total of four times in fiscal 2011.

During fiscal 2011, there were six regularly scheduled meetings and one special meeting of the Board of Directors.

Board Committees

There are four standing committees appointed by the Board of Directors -- the Executive, Nominating and Corporate Governance, Audit and Compensation Committees.

Management has the same responsibility to each Committee as it does to the Board of Directors with respect to providing adequate staff services and information.  Furthermore, each Committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the four standing Committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies on the Executive Committee, change the By-laws of the Company or exercise any authority specifically reserved by the Board of Directors.  Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company.  In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The members of the Executive Committee are John D. Turner (Chairperson), Joseph C. Bartolacci and John P. O’Leary, Jr.  The Executive Committee holds meetings at such times as are required.  The Executive Committee met two times in fiscal 2011.

Nominating and Corporate Governance Committee

The principal functions of the Nominating and Corporate Governance Committee are to (1) identify individuals qualified to become members of the Board of Directors, (2) recommend to the Board of Directors the director nominees for the next annual meeting of shareholders, (3) monitor and recommend to the Board of Directors changes, as necessary, to the Company’s Corporate Governance Guidelines, (4) lead the Board of Directors in complying with its Corporate Governance Guidelines and (5) review and make recommendations to the Board of Directors concerning director compensation.  The Nominating and Corporate Governance Committee is also responsible for the annual evaluations of the performance of the Board of Directors and Committees of the Board, including individual directors.  This Committee is committed to ensuring that (i) the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company and (ii) the governance of the Company is in full compliance with law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company.  From time to time, the Nominating and Corporate Governance Committee has retained the services of a third-party search firm to assist in the identification and evaluation of potential nominees for the Board of Directors.  The Nominating and Corporate Governance Committee operates pursuant to a Charter and the Company’s Corporate Governance Guidelines, which are available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. All members of the Nominating and Corporate Governance Committee are independent in accordance with the listing standards of NASDAQ.  The Nominating and Corporate Governance Committee met three times during fiscal 2011.  The current members of the Nominating and Corporate Governance Committee are John P. O’Leary, Jr. (Chairperson), Gregory S. Babe and Jerry R. Whitaker.

Audit Committee

The principal functions of the Audit Committee are to provide oversight of (1) the integrity of the Company's financial statements, reports on internal controls and other financial information provided by the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company's independent registered public accounting firm and (4) the performance of the Company's internal audit function (including disclosure controls and procedures for internal controls over financial reporting) and independent registered public accounting firm. The Committee will serve as a vehicle to provide an open avenue of communication between the Company's Board of Directors and financial management, the internal audit department, and the independent registered public accounting firm. The Audit Committee is responsible for appointing the Company's independent registered public accounting firm.  The Audit Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”.

The Audit Committee members are Robert G. Neubert (Chairperson), Alvaro Garcia-Tunon and Morgan K. O’Brien, all of whom the Board of Directors has determined in its business judgment are independent from the Company and its management as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Mr. Neubert has been designated as the Audit Committee financial expert. Mr. Garcia-Tunon has been designated as the Audit Committee financial expert following Mr. Neubert’s retirement from the Board following the 2012 Annual Meeting of Shareholders.  During fiscal 2011, the Audit Committee met six times.

Compensation Committee

The principal functions of the Compensation Committee, the members of which are Katherine E. Dietze (Chairperson), Gregory S. Babe, Alvaro Garcia-Tunon and Robert G. Neubert, are to review periodically the suitability of the remuneration arrangements (including benefits) for the principal executives of the Company, and to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement.  The Committee also reviews, at least annually, succession plans for the position of Chief Executive Officer and other senior executive positions of the Company.  The Compensation Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. During fiscal 2011, the Compensation Committee met four times.

Meeting Attendance

Under the applicable rules of the SEC, the Company's Proxy Statement is required to name those directors who during the preceding year attended fewer than 75% of the total number of meetings held by the Board and by the Committees of which they are members. During fiscal 2011, all directors attended at least 75% of such meetings for which they were eligible.

The Company does not have a formal policy with regard to Board members attending the Annual Meeting of Shareholders, but it is customary for the Board members to do so, and in general all or most of the Board members have attended annual meetings in the recent past.  All but one of the Board members attended the 2011 Annual Meeting of Shareholders.

Compensation of Directors

Director compensation is administered and determined by the Nominating and Corporate Governance Committee.  In performing its duties, the Committee consults with various independent third-party advisors.  In fiscal 2011, the Committee consulted primarily with PayGovernance, an independent human resources consulting firm.

Under the Company’s 1994 Director Fee Plan, as amended, each eligible independent director received an annual retainer valued at $60,000 in 2011.  Such annual retainer may be paid either in cash or in shares of the Company’s Common Stock, as determined by the Nominating and Corporate Governance Committee.  If the Nominating and Corporate Governance Committee decides to pay the annual retainer in cash, a director may instead elect to receive the annual retainer in current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  If the Nominating and Corporate Governance Committee chooses to pay such annual retainer in Common Stock, a director may defer the receipt of such Common Stock.

Each independent director also receives an annual stock-based grant (non-statutory stock options, stock appreciation rights and/or restricted shares).  The value of this grant was $80,000 in the form of restricted stock in 2011, and will remain at $80,000 in the form of restricted stock in 2012.  The precise annual stock-based awards to be granted and their valuation are determined by the Nominating and Corporate Governance Committee.  At December 31, 2011, there were 125,688 shares available for future grant under the 1994 Director Fee Plan.

The non-employee Chairman of the Board receives an additional annual retainer fee of $70,000 which, at the election of the Chairman, may be received in cash, current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  Each Committee chairperson receives an additional retainer fee for a year of service as a Committee chairperson.  The chairperson retainer fee was $7,500 ($12,000 in the case of the Audit Committee chairperson) in 2011.  Meeting fees are not paid to Directors.

The Company does not provide any retirement benefits or perquisites to any of its non-employee directors.

The following table summarizes the director compensation earned by the non-employee directors of the Company for fiscal 2011.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation	Total
J.D. Turner	$130,000	$80,000	-	-	-	-	$210,000
G.S. Babe	60,000	80,000	-	-	-	-	140,000
K.E. Dietze	75,000	80,000	-	-	-	-	155,000
A. Garcia-Tunon	60,000	80,000	-	-	-	-	140,000
R.G. Neubert	72,000	80,000	-	-	-	-	152,000
M.K. O’Brien (3)	40,000	-	-	-	-	-	40,000
J.P. O’Leary, Jr.	67,500	80,000	-	-	-	-	147,500
J.R. Whitaker (3)	40,000	-	-	-	-	-	40,000

(1)	Mr. Babe elected to receive fees of $60,000 in shares of the Company’s Common Stock credited to a deferred stock account as phantom shares.
(2)
Amounts in this column reflect the grant date fair value of awards of restricted shares of the Company’s Common Stock granted during fiscal 2011 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  There were no forfeitures of restricted shares by any of the directors during fiscal 2011.  On March 10, 2011, Messrs. Turner, Babe, Garcia-Tunon, Neubert, O’Leary and Ms. Dietze were each awarded 2,233 restricted shares with a grant date fair value of $80,000.

(3)	Messrs. O’Brien and Whitaker were elected to the Board of Directors in July 2011 and received a proportional share of the annual retainer.

Access to Directors

The shareholders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Corporate Secretary, at the Company.  At present, such communications will be directly forwarded to the Board or such particular director, as applicable.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Nominating and Corporate Governance Committee or by the shareholders.  Joseph C. Bartolacci and Katherine E. Dietze, whose terms of office are expiring, have been nominated by the Nominating and Corporate Governance Committee to serve for a three-year term that will end in 2015.  Morgan K. O’Brien, who was elected to the Board of Directors in July 2011, has also been nominated by the Nominating and Corporate Governance Committee to serve for a three-year term that will end in 2015.  Jerry R. Whitaker, who was elected to the Board of Directors in July 2011, has been nominated by the Nominating and Corporate Governance Committee to serve for a one-year term that will end in 2013.  In connection with the election of Messrs. O’Brien and Whitaker, a third party search firm was retained to assist in the identification and evaluation of director candidates. The Company’s Corporate Governance Guidelines require that all newly-elected directors be nominated for election by the shareholders at the next scheduled Annual Meeting after such election by the Board.  Nominations made by the shareholders must be made in writing in accordance with Section 6.1 of the Articles of Incorporation.  No such nominations have been received.

The Company’s process for filling director vacancies includes determination of the professional skills and background desired to serve the best interests and current needs of the Company and its shareholders, retention of a third-party search firm to assist in the identification and evaluation of director candidates, consideration of candidates nominated by shareholders (if any), evaluation of candidate’s credentials and experience by the Nominating and Corporate Governance Committee (including personal interviews with selected candidates), and a formal recommendation by the Nominating and Corporate Governance Committee to the Board of Directors regarding the candidate considered to be the most qualified to fill the director vacancy.

The Committee assesses a candidate’s background, skills, diversity, personal characteristics and business experience and applies the the following criteria and qualifications.  Candidates are to be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, with superior credentials and recognition, and provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value.  The Board may prioritize the criteria depending on the current needs of the Board and the Company.  The Board does not have a formal diversity policy for selecting directors, but considers diversity of race, gender and national origin to be relevant factors that are weighed with other criteria in recommending and nominating directors for election to the Board of Directors of Matthews.

Under the Company’s Corporate Governance Guidelines, any director who experiences a change in principal occupation or primary business affiliation from that in which such director was engaged upon their last election to the Board, must offer to submit a letter of resignation from the Board.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election. If any nominee should become unavailable prior to the meeting, the accompanying proxy will be voted for the election in the nominee's place of such other person as the Board of Directors may recommend.

Only affirmative votes are counted in the election of directors.  The nominee for election as a director at the Annual Meeting in the Class of 2013 who receives the highest number of votes cast and the three nominees for election as directors at the Annual Meeting in the Class of 2015 who receive the highest number of votes cast for the election of directors by the holders of the Company’s Common Stock present in person or voting by proxy, a quorum being present, will be elected as directors.

The Board of Directors recommends that you vote FOR the election of the nominated directors.

The following information is furnished with respect to the persons nominated by the Board of Directors for election as directors and with respect to the continuing directors.

Nominees

Class of 2013

Jerry R. Whitaker, age 61, was elected to the Board of Directors of the Company in July 2011.  Mr. Whitaker was President of Electrical Sector-Americas, Eaton Corporation, a global manufacturer of highly engineered products, until his retirement in June 2011.  Prior thereto, he served in various management positions at Eaton Corporation since 1994.  Prior to joining Eaton Corporation, Mr. Whitaker spent 22 years with Westinghouse Electric Corp.  Mr. Whitaker’s experience and knowledge as an executive in global manufacturing industries are valuable resources to the Company.  Mr. Whitaker received a Bachelor of Science degree from Syracuse University and a Masters in Business Administration from George Washington University.  He currently serves as a director of Crescent Electric Company, an independent distributor of electrical hardware and supplies.  Mr. Whitaker also serves on the Boards of the Carnegie Science Center, The Allegheny Conference on Community Development, the Pittsburgh Middle East Institute and the Corporate Circles Board of the Pittsburgh Cultural Trust.

Class of 2015

Joseph C. Bartolacci, age 51, was appointed Chief Executive Officer in 2006.  He had been President and Chief Operating Officer since 2005.  Mr. Bartolacci was elected to the Board of Directors in 2005.  Prior thereto, he held various positions within Matthews, including President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews International Corporation) and General Counsel of Matthews.  As the only Matthews employee on the Board of Directors, Mr. Bartolacci provides management’s perspective in Board decisions about the business and strategic direction of the Company.  He has first hand operating experience in many of the Company’s diverse global businesses, and brings a well-developed understanding of the industries in which the Company operates, and the opportunities within those industries to drive shareholder value.  Mr. Bartolacci received a Bachelor of Science degree in Accounting from Saint Vincent College and a Juris Doctor from the University of Pittsburgh.  Mr. Bartolacci serves on the Company’s Pension Board, the Board of the Jas. H. Matthews & Co. Educational and Charitable Trust, and on the boards of various subsidiaries of Matthews.  Mr. Bartolacci is a member of the Board of Directors of Saint Vincent College and serves as a member of the Citizen’s Bank Mid-Atlantic Regional Advisory Board.

Katherine E. Dietze, age 54, was elected to the Board of Directors of the Company in July 2008.  Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston, a financial services company, until her retirement in 2005.  She had also held the position of Managing Director, Investment Banking.  Prior to joining Credit Suisse First Boston, Ms. Dietze was a Managing Director for Salomon Brothers Inc, a financial services company.  Ms. Dietze brings a strong background in global investment and financial matters.  With her background in investment banking, Ms. Dietze provides a unique and valuable perspective on global financial markets, investments and financial transactions.  Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with a Masters in Business Administration in Finance and Marketing.  Ms. Dietze serves as Chairperson of the Company’s Pension Board and Chairperson of the Compensation Committee.  She is also a director and member of the Audit Committee of Cowen Group, Inc., a financial services firm.  She previously served as Chairperson of the Audit Committee and member of both the Governance and Compensation Committees for LaBranche, LLC, a financial services firm purchased by the Cowen Group in June 2011.  In January 2011, Ms. Dietze was elected to the Board of Trustees of Liberty Property Trust, a real estate investment trust.

Morgan K. O’Brien, age 51, was elected to the Board of Directors of the Company in July 2011.  Mr. O’Brien has served as the President and Chief Executive Officer of Peoples Natural Gas Company LLC, a utility serving the southwestern Pennsylvania market, since February 2010.  Prior thereto, Mr. O’Brien served as President and Chief Executive Officer of Duquesne Light Holdings, an electric utility company serving western Pennsylvania, since 2001.    He held various senior executive positions at Duquesne Light Holdings since 1991.  Prior to joining Duquesne Light Holdings, Mr. O’Brien served in various management positions at PNC Bank and at major accounting firms.  As a current Chief Executive Officer with more than 10 years experience in that role, Mr. O’Brien brings significant leadership skills to the Board of Directors.  With his experience in the areas of accounting and taxation, he also provides the Board and the Audit Committee, of which he is a member, with strong financial skills.  Mr. O’Brien received a Bachelor’s degree in Business Administration and a Masters degree in taxation from Robert Morris University.  Mr. O’Brien serves on the Board of Directors of Peoples Natural Gas Company LLC, and on the Boards of Trustees of Robert Morris University and the University of Pittsburgh.  He also serves on the Boards of several civic and charitable organizations in western Pennsylvania.

Continuing Directors

Gregory S. Babe, age 54, was elected to the Board of Directors in November 2010.  Mr. Babe currently serves as President and Chief Executive Officer of Bayer Corporation and Bayer MaterialScience LLC.  Mr. Babe was appointed President and Chief Executive Officer of Bayer Corporation and Senior Bayer Representative for the United States and Canada in October 2008.  Mr. Babe is responsible for the North American activities of the worldwide Bayer Group, an international health care, nutrition and high-tech materials group based in Leverkusen, Germany.  In addition he has held the position of President and Chief Executive Officer of Bayer MaterialScience LLC, a producer of polymers and high-performance plastics in North America, since July 2004.  Mr. Babe is considered well-qualified to serve on the Company’s Board of Directors based on his experience as a Chief Executive Officer of a multinational manufacturing company.  He possesses a strong background in manufacturing and regulatory and government affairs. Mr. Babe serves on the Board of Directors and Executive Committees of the American Chemistry Council, National Association of Manufacturers and the Allegheny Conference on Community Development.  He is also a member of the Foundation Board of West Virginia University.  Mr. Babe holds a Bachelor of Science degree in mechanical engineering from West Virginia University.

Alvaro Garcia-Tunon, age 59, was elected to the Board of Directors in October 2009.  Mr. Garcia-Tunon was named Executive Vice President, Chief Financial Officer and Secretary for Wabtec Corporation, a provider of products and services for the global rail industry, in December 2010.  Prior thereto he served as Senior Vice President, Chief Financial Officer and Secretary since 2003.  Mr. Garcia-Tunon was Senior Vice President, Finance of Wabtec from 1999 until 2003, and prior thereto was Vice President and Treasurer of Wabtec.  As the current Chief Financial Officer and Secretary of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance and risk management.  He also provides the Board and the Audit Committee, of which he is a member, the strong financial and accounting skills required to be considered a financial expert.  Mr. Garcia-Tunon is a board member of the Pittsburgh Civic Light Orchestra and Senator John Heinz History Center.  Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting.

John P. O'Leary, Jr., age 65, has been a director of the Company since 1992.  Mr. O'Leary retired as Senior Vice President, SCA North America, a packaging supplier, in June 2004, where he had served as Senior Vice President since May 2002.  Prior thereto, he was President and Chief Executive Officer of Tuscarora Incorporated (“Tuscarora”), a wholly-owned subsidiary of SCA Packaging International B.V. and a division of SCA North America.  Tuscarora is a producer and manufacturer of custom design protective packaging.  Preceding SCA's acquisition of Tuscarora, Mr. O'Leary served as Chairman of Tuscarora's Board of Directors.  Mr. O’Leary’s background as Chief Executive Officer of Tuscarora (formerly a publicly-traded company) and Senior Vice President of SCA North America provide valuable experience for the Board of Directors of Matthews.  He has also served on the Company’s Audit, Nominating and Corporate Governance and Executive Committees, providing a broad knowledge of the Company’s operating, financial and compliance objectives.  Mr. O'Leary holds a Masters in Business Administration from the University of Pennsylvania Wharton School of Business and received a Bachelor's Degree in Economics from Gettysburg College. He currently serves on the Board of Directors of Pregis, Inc., a protective packaging company, Kenson Plastics, a small private custom plastic converter, and QPS, Inc., a small private underground pipe inspection and repair company.  Mr. O’Leary has served on the Board of Directors of Pregis, Inc. from October 2005 to the present.

John D. Turner, age 65, has been a director of the Company since 1999.  Mr. Turner retired as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, in 2003, where he had served as Chief Executive Officer since 1988.  Mr. Turner’s experience, knowledge and expertise as an executive in the metal manufacturing industry are valuable resources to the Company.  During his tenure as a Director, Mr. Turner has also served on each of the Committees of the Board, providing him with the experience and perspective of the Board’s decision making process in all areas of the Company’s operations.  Mr. Turner also has experience as a director for several large public companies. Mr. Turner received a Bachelor's Degree in Biology from Colgate University.  He currently serves on the Board of Directors of Allegheny Technologies Incorporated.  During the past five years Mr. Turner served on the Board of Directors of Duquesne Light Holdings, Inc. from May 2002 to May 2007 and Allegheny Technologies Incorporated from February 2004 to the present.

The term for each nominee and director is listed below:

Nominees:	Term to expire at Annual Meeting of Shareholders in:

Jerry R. Whitaker	2013

Joseph C. Bartolacci	2015
Katherine E. Dietze	2015
Morgan K. O’Brien	2015

Continuing Directors:

Gregory S. Babe	2014
John D. Turner	2014

Alvaro Garcia-Tunon	2013
John P. O’Leary, Jr.	2013

PROPOSAL 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company's Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2012.

The Audit Committee has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment.  Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all the votes cast by shareholders of Common Stock entitled to vote at the meeting.  If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of an alternative independent registered public accounting firm will be considered by the Audit Committee.

It is not expected that any representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR Proposal 2.

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE ON THE EXECUTIVE COMPENSATION
 OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As described in the Compensation Discussion and Analysis and summarized in the “Executive Summary” thereto, the Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders.  The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for named executive officers by voting for or against the following resolution.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  Because the vote is advisory, it will not be binding on the Board.  However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements.  The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Retirement Benefits.”

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Retirement Benefits” of this proxy statement.  Proxies will be voted FOR approval of the proposal unless otherwise specified.

The Board of Directors recommends that you vote FOR Proposal 3.

STOCK OWNERSHIP

The Company's Articles of Incorporation divide its voting stock into three classes:  Preferred Stock, and Class A and Class B Common Stock.  At the present time, none of the Preferred Stock or Class B Common Stock is issued or outstanding.  The following information is furnished with respect to persons who the Company believes, based on its records, beneficially own more than five percent of the outstanding shares of Common Stock of the Company, and with respect to directors, officers and executive management.  Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information presented is as of November 30, 2011, except as otherwise noted.
Name of Beneficial Owner (1)	Number of Class A Shares Beneficially Owned (2)			Percent of Class	Deferred Stock Compensation Shares (9)
Directors, Officers and Executive Management:

J.C. Bartolacci	361,839	(3	) (4)	1.3	-
G.S. Babe	2,233	(5)		*	1,675
K.E. Dietze	7,808	(5)		*	-
J.P. Doyle	43,206	(3	) (4)	0.2	-
B.J. Dunn	88,204	(3	) (4)	0.3	-
A. Garcia-Tunon	6,778	(5)		*	-
R.G. Neubert	12,523	(5)		*	-
S.F. Nicola	197,875	(3	) (4)	0.7	-
M.K. O’Brien	-	(6)		*	-
J.P. O’Leary, Jr.	39,239	(3	) (5) (7)	0.1	6,900
J.D. Turner	17,808	(3	) (5)	0.1	4,307
B.D. Walters	37,096			0.1	-
J.R. Whitaker	-	(6)		*	-
All directors, officers and executive management as a group (19 persons)	995,960	(3	) (8)	3.5	12,882

Others:
Artisan Partners LP 875 E. Wisconsin Avenue #800 Milwaukee, WI 53202-5408	2,018,942	**		7.1
Neuberger Berman, LLC 605 Third Avenue New York, NY 10158	1,869,959			6.6
BlackRock Fund Advisors 525 Washington Boulevard Suite 1405 Jersey, NJ 07310	1,790,284	**		6.3
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355-2331	1,598,082			5.6
Fidelity Management & Research Co. 245 Summer Street Boston, MA 02210-1133	1,546,701	**		5.4

* Less than 0.1%
** Information as of September 30, 2011

(1)	Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Registrant.
(2)	To the best of the Company’s knowledge, the nature of the beneficial ownership for all shares is sole voting and investment power, except as follows:
•
Artisan Partners is an investment advisor registered under section 203 of the Investment Advisors Act of 1940.  Shares of Matthews International Corporation that Artisan Partners holds have been acquired on behalf of discretionary clients of Artisan Partners, including Artisan Funds.  Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.  As of September 30, 2011, of the shares set forth above, Artisan Partners had shared voting authority with respect to 1,940,813 shares.

•
Neuberger Berman, LLC ("NB"), is a registered investment advisor.  In its capacity as investment advisor, NB may have discretionary authority to dispose of or to vote shares that are under its management.  As a result, NB may be deemed to have beneficial ownership of such shares.  NB does not, however, have any economic interest in the shares.  The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares.  As of November 30, 2011, of the shares set forth above, NB had shared dispositive power with respect to 1,869,959 shares, no sole voting power with respect to any shares and shared voting power with respect to 1,661,004.  With regard to the shared voting power, Neuberger Berman Management, Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purposes of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the securities.  NB is the sub-advisor to the above referenced Funds.  It should be further noted that the above mentioned shares are also included with the shared power to dispose calculation.

•	The Vanguard Group, Inc. reported that it does not have sole voting power or sole investing power with respect to all of the shares set forth above.
(3)
Includes options exercisable within 60 days of November 30, 2011 as follows:  Mr. Bartolacci, 104,168 shares; Mr. Doyle, 6,667 shares; Mr. Dunn, 29,001 shares; Mr. Nicola, 79,334 shares; Mr. O’Leary, 8,300 shares; Mr. Turner, 3,500 shares; Mr. Walters, 11,000 shares and all directors, officers and executive management as a group, 283,719 shares.

(4)
Includes restricted shares with performance and time vesting provisions as follows: Mr. Bartolacci, 180,367 shares; Mr. Doyle, 26,233 shares; Mr. Dunn, 33,300 shares; Mr. Nicola, 60,543 shares; and Mr. Walters, 21,200 shares.

(5)
Includes restricted shares with time vesting provisions as follows:  Mr. Babe, 2,233 shares; Ms. Dietze, 4,278 shares; Mr. Garcia-Tunon, 4,278 shares; Mr. Neubert, 4,278 shares; Mr. O’Leary, 4,278 shares; and Mr. Turner, 4,278 shares.

(6)	Messrs. O’Brien and Whitaker were elected to the Board of Directors in July 2011.
(7)	Includes 3,598 shares that are pledged as collateral for a loan.
(8)	Includes 23,623 restricted shares with time vesting provisions and 383,236 restricted shares with performance and time vesting provisions.
(9)
Represents shares of Class A Common Stock held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan.  See “General Information Regarding Corporate Governance--Compensation of Directors.”

Stock Ownership Guidelines

The Company has established guidelines for stock ownership by management.  These guidelines are intended to promote the alignment of the interests of management with the Company’s shareholders.  As more fully described under “Compensation Discussion and Analysis,” the guidelines provide for ownership by management of shares of the Company’s Common Stock with a minimum market value ranging up to five times base salary depending upon position with the Company.  Individuals are expected to achieve compliance with these guidelines within a reasonable period of time after appointment to their respective positions.

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.  Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.  As of November 30, 2011, Mr. Bartolacci, Mr. Nicola and Mr. Dunn exceeded the Company’s stock ownership guidelines.  Mr. Walters was at 64% of the ownership guidelines, although he is still within five years of promotion to his current position (February 2009).  Mr. Doyle was at 57% of the ownership guidelines; however, Mr. Doyle retired from the Company effective December 30, 2011.

The Company has also adopted guidelines for stock ownership by non-employee directors.  The guidelines provide that each director maintain ownership of shares of the Company’s Common Stock (either directly, through restricted shares issued under the Company’s Director Fee Plan or through shares held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan) with a market value approximating five times the annual retainer (the annual retainer is $60,000).  Directors are expected to achieve compliance with these guidelines within a reasonable period of time after becoming a director.  As of November 30, 2011, Mr. Neubert, Mr. O’Leary and Mr. Turner had met or exceeded the Company’s stock ownership guidelines.  The remaining directors are considered to be on track to meet the stock ownership guidelines within a reasonable period of time after becoming a director, as follows:  Ms. Dietze (elected July 2008) was at 86% of the ownership guidelines; Mr. Garcia-Tunon (elected November 2009), 75%; and Mr. Babe (elected November 2010), 43%.  Messrs. O’Brien and Whitaker were first elected to the Board in July 2011.

EXECUTIVE COMPENSATION AND RETIREMENT BENEFITS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management.  Based upon such review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2012 Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011.

Submitted by:

The Compensation Committee of the Board ofDirectors of Matthews International Corporation

K.E. Dietze, Chairperson
G.S. Babe
A. Garcia-Tunon
R.G. Neubert

Compensation Discussion and Analysis

Executive Summary

Continuous improvement in operating results and the creation of shareholder value are key elements of the compensation philosophy of Matthews International Corporation.  This philosophy serves as the framework for the Company’s executive compensation program.  Our program is designed to provide incentive arrangements that reward executives for improvement in the Company’s operating results and appreciation in our stock value.

For the fiscal year ended September 30, 2011, the Company achieved the following key results:

•	Matthews reported record sales of $899 million in fiscal 2011, representing an increase of 9.4% over fiscal 2010.
•	Earnings increased to $2.46 per share in fiscal 2011.
•	The Company’s return on shareholders’ equity increased to 15.0% in fiscal 2011, compared to 14.8% in fiscal 2010.
•	In October 2011, the Company declared a cash dividend of 9 cents per share for the quarter ended September 30, 2011, representing an increase of 12.5%.
•	In fiscal 2011, the Company returned $54 million to shareholders in the form of cash dividends and share repurchases.

As a result of the Company’s improvements in operating performance in fiscal 2011, our Named Executive Officers (“NEOs”) earned cash bonus awards for fiscal 2011 under our incentive compensation plan.  In addition, because the Company’s stock appreciated as much as 16% during the fiscal year (a 52-week high was reached in July 2011), certain of the NEO’s performance-based restricted stock grants achieved price-vesting thresholds.  Several other performance-based grants made in previous years under this program have not reached the price-vesting thresholds applicable to such grants and remain unvested.

To underscore the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, the Committee has developed incentive arrangements based on rigorous performance standards.  The incentive compensation plan component of compensation rewards executives for improvements in operating profit and economic value added which are greater than the respective targets set by the Committee at the beginning of the fiscal year.  These targets are based upon the Company’s business plan.  Accordingly, the incentive compensation plan is designed to motivate management to maintain and, more importantly, achieve higher levels of profits and economic value added for the Company.  “Economic value added” is the measure of operating profit compared to the cost of the capital utilized to generate this profit.

Our long-term incentive program provides for grants of shares of stock, with one-half of the shares vesting based on the continued employment of an NEO for a three-year period and the remaining half of the shares being performance-based and vesting upon continued employment plus the attainment of stock price goals.  For the fiscal 2011 grant, the performance vesting shares vest upon the attainment of 5%, 15% and 25% appreciation in the Company’s stock price.  Failure to achieve the stock price hurdles within five years of the date of grant will result in forfeiture of the award.  Vested shares are subject to the Company’s stock ownership guidelines which require each executive to own shares the value of which equals a multiple of the executive’s base salary.

Other notable highlights of our executive compensation program include:

•
Both the incentive compensation plan and long-term incentive program provide the Committee with discretion to adjust for the recovery of previously paid awards if financial results are restated or adjusted, or to cancel, suspend, or require repayment to the Company of outstanding awards for violation of non-compete, non-solicitation or disparagement provisions.

•
The Company offers no employment, severance or change in control agreement to any executive, except as customary in certain foreign countries and in certain cases in connection with acquired companies.

•	The Company de-emphasizes the use of perquisites but does provide certain market competitive perquisites to executives.
•
Both the incentive compensation plan and long-term incentive programs are designed and administered to attempt to preserve the deductibility of NEO compensation under IRC Section 162(m) and have been approved by the Company’s shareholders.

At the annual shareholders’ meeting in February 2011, the fiscal 2010 executive compensation of the Company’s named executive officers was approved by our shareholders, with approximately 98% of the votes cast voting in favor of the proposal.  The Committee considered this favorable vote in connection with its determination of compensation policies and decisions and concluded that the Company would maintain its existing compensation philosophy for fiscal 2011.  In addition, a majority of the shareholders (approximately 84%) voted in favor of the Board’s recommendation of an annual vote on executive compensation.  Accordingly, the Company has determined that for the present the executive compensation vote will occur annually.

CEO Compensation Determination

In its determination of the specific elements of fiscal 2011 executive compensation for the Company’s CEO, the Compensation Committee considered the following:

Base Salary – CEO base salary for 2011 was established at the Committee’s meeting in November 2010.  Based on the competitive market assessment prepared by our independent executive compensation consultant, the Company’s CEO base salary was determined to be approximately 90% of the market median.  As Mr. Bartolacci has held the CEO position since 2006 and his individual performance has been rated Commendable (above average), the Committee agreed that his annual base salary adjustments over the next several years should be determined with a goal of attaining market median, provided his individual performance remains at or above the current level.  As a result, the base salary for Mr. Bartolacci was increased 6.7% for 2011.  After this adjustment, Mr. Bartolacci’s base salary remained below the “mid-point” for his position at approximately 96% of market median.

Incentive Compensation – Mr. Bartolacci’s incentive compensation target as a percent of base pay for fiscal 2011 was determined based on the competitive market assessment prepared by our independent consultant.  Actual CEO incentive compensation for fiscal 2011 was determined based on the operating results and economic value added performance of the Company in comparison to targets established by the Committee.  The Company’s consolidated operating results and economic value added performance exceeded these targets for fiscal 2011.  As a result, Mr. Bartolacci received incentive compensation in excess of his target as described later in this report.

Stock Awards – CEO equity compensation awards for fiscal 2011 were granted in November 2010.  In determining these grants, the Committee considered the individual performance evaluation of Mr. Bartolacci and the performance of the Company.  Mr. Bartolacci’s performance was rated as Commendable for fiscal 2010.  In addition, the Company achieved growth in fiscal 2010 earnings per share of 21.6% over fiscal 2009.  As a result of this performance, Mr. Bartolacci was awarded a grant in November 2010 within the third quartile percentile range for his position.

In its evaluation of executive compensation, the Committee also considers the total shareholder return (“TSR”) performance of the Company.  In its November 2011 meeting, the Committee reviewed the Company’s TSR for the past one and three year periods relative to the Company’s industry group.  Based on this analysis, the Company’s TSR was determined to be below median.  As a result, in determining stock awards for fiscal 2012, the Committee reduced the equity compensation award to Mr. Bartolacci by 44% (from 70,000 shares in November 2010 to 39,000 shares in November 2011), or approximately $940,000 in grant value.

Additionally, TSR is a significant factor in determining the total compensation that can be earned by the Company’s CEO.  Specifically, the performance nature of our equity compensation program requires the attainment of pre-defined stock appreciation thresholds to achieve vesting.  Failure to achieve the stock price hurdles within five years of the date of grant of restricted shares will result in forfeiture of the shares.  For awards granted during the past four fiscal years, an average of only 26.5% of the performance-based stock awards as included in the Summary Compensation Table have actually been earned by our CEO (see table under “Pay-For-Performance Alignment”).

Retirement Benefits – There were no changes in the Company’s executive retirement benefit formulas and, as such, Mr. Bartolacci did not receive a significant increase in his defined benefits under the plans.  The change in the present value of Mr. Bartolacci’s retirement benefits for fiscal 2011 as shown in the Summary Compensation Table resulted primarily from a reduction in the actuarial discount rate.  The discount rate, which declined from 5.25% at September 30, 2010 to 4.75% at September 30, 2011, is a significant factor in the determination of the present value of the retirement benefit obligation.  The discount rate reduction reflected the recent market decline in long-term interest rates.

Compensation Committee Administration

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of four independent directors: Ms. Dietze (Chairperson), Mr. Babe, Mr. Garcia-Tunon and Mr. Neubert.  Compensation for the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives is presented in the Summary Compensation Table.

The principal function of the Compensation Committee is to review the Company’s compensation and benefit programs, including executive compensation and benefits, to ensure that total compensation is appropriate, competitive and consistent with the Company’s compensation philosophy.  In performing its duties, the Committee consults with the Company’s Chief Executive Officer, the Company’s Vice President, Human Resources and various independent external advisors.  In fiscal 2011, the Committee consulted principally with PayGovernance, an independent executive compensation consulting firm.  PayGovernance does no other work for the Company and reports directly to the Compensation Committee. The Committee has full authority to retain external advisors, consultants and agents, as necessary, in the fulfillment of its responsibilities.  The Committee reviews the performance and the fees of the Consultant each year and determines whether to retain the Consultant for the upcoming year.

Among its other duties, the Committee has responsibility for setting executive base salary levels and administering the terms and policies of the following key executive benefit plans:
.	2010 Incentive Compensation Plan
.	2007 Equity Incentive Plan
.	Supplemental Retirement Plan

Compensation Philosophy

The principal objectives of the Company’s executive compensation program, including compensation provided to the NEOs, are to:

■	Attract, retain and motivate highly-qualified executives
■	Reward continuous improvement in operating results and the creation of shareholder value
■	Align the interests of Company executives with shareholders

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs.  The foundation of its philosophy is as follows:

■	Emphasize performance-based compensation elements while providing fixed compensation (base salary) commensurate with the market
■	Provide retirement and other benefits that are competitive with the market
■	Provide no employment contracts or other guarantees of employment except as customary in certain foreign countries or in connection with the negotiation of acquisitions
■	De-emphasize the use of perquisites except for business purposes

The Company believes that executive compensation should be designed to provide management with incentives for the achievement of annual and long-term strategic objectives, with the ultimate objective of delivering improvement in shareholder value.  The Committee believes that an effective compensation structure should focus executives on the achievement of the Company’s business objectives and reward executives for achieving those objectives.  As such, the Committee’s philosophy is to provide performance-based compensation that targets levels modestly above the market median while targeting fixed base salaries at the median of the market.  The Committee has designed this approach in light of the rigorous performance standards of the Company’s incentive plans and because the Company does not in general provide any type of employment contracts or severance programs to executives.  The Committee believes it has structured its annual and long-term performance-based compensation to encourage and reward high performance and achievement of Company objectives.

In pursuit of this philosophy, the Company’s executive compensation program includes the following key components:

■	Base salaries
■	Annual cash incentive payments under the Company’s 2010 Incentive Compensation Plan
■	Long-term incentive compensation under the Company’s 2007 Equity Incentive Plan
■	Retirement benefits
■	Other benefits (i.e., health & welfare benefits, insurance, certain perquisites)

In general, the Committee’s desire to align the executive compensation program with the market drives the allocation between short-term and long-term compensation as well as cash and equity components.  The Committee believes that the level of compensation provided to an executive should be based on success against performance goals that indicate the creation of shareholder value.  To achieve this objective, the Company has built its current short-term cash incentive plan based on growth in operating profit and economic value added.  Over the long-term, the Committee believes that stock price growth is one of the best indicators of the creation of shareholder value.  Therefore, the Committee provides equity awards with a level of value and rate of vesting that are dependent on time and the achievement of stock price hurdles.  The Company has no formal policy regarding the allocation of variable and fixed compensation for its NEOs.

The Committee has considered whether the executive compensation program promotes risk taking at levels that are unacceptable to the Company.  The Committee considered the following factors related to risk:

•	Compensation philosophy that targets salaries at the market median and incentives modestly above median
•	Short-term incentive design that rewards for the achievement of operating profit and economic value added targets reflective of the Company’s business plan
•	Long-term incentives allocated to two separate vehicles
•	Stock ownership guidelines
•	Incentive compensation recoupment policy

The Committee believes that the above factors as well as the overall executive compensation design, policies and mix of compensation serve to manage risk in a manner that is acceptable to the Company and its shareholders.

The Committee makes decisions regarding executive compensation with input from its independent consultant.  When making decisions regarding compensation for the Chief Executive Officer (“CEO”), the Committee has a process in which it considers comparative market data provided by its independent consultant and the CEO’s performance assessment prepared by the Company’s Board of Directors.  When making decisions regarding compensation for executives other than the CEO, the Committee considers comparative market data and seeks input and evaluates recommendations from the CEO.  In order to obtain comparative market data for evaluating executive compensation, the Company, through its independent consultant, utilizes compensation data published by Towers Watson.  This survey contains hundreds of company participants, although the number of participants and the names of the companies that provided data for each position varies by position and is not provided by the survey publisher. The Company targets industrial / manufacturing companies of similar size, complexity, employment region and performance in developing this data.  Because data sample sizes for these types of companies may not be sufficient, the Company supplements such data with broader and more general industry data to develop its market data.

In evaluating compensation for calendar 2011, the Committee’s independent consultant developed a group of peer companies to make assessments of market compensation and to determine the alignment of compensation earned relative to company and peer performance.  The peer group targeted industrial / manufacturing companies of similar size, complexity, employment region and performance.  The peer group of companies used by the Committee in November 2010 in determining compensation for calendar 2011 was:

CLARCOR Inc.                                    Consolidated Graphics, Inc.                           ESCO Technologies Inc.
Graco Inc.                                              Hillenbrand, Inc.                                              IDEX Corporation
John Wiley & Sons, Inc.                     Kaman  Corporation                                       Kennametal Inc.
Middleby Corp.                                    Minerals Technologies Inc.                           Mine Safety Appliances Co.
MSC Industrial Direct Co. Inc.           RTI International Metals, Inc.       Schweitzer-Mauduit International Inc.
Service Corp. International                 Standex International Corp.           Stewart Enterprises Inc.
Westinghouse Air Brake Technologies Corporation

In early fiscal 2012, our independent consultant recommended that the peer group be revised to remove three companies from the group for 2012.  These companies’ revenues and market capitalization have grown over the past few years to a level that makes them inappropriately large for comparison to the Company.  The three companies removed are IDEX Corporation, Kennametal, Inc. and MSC Industrial Direct Co. Inc.

The Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation in the current year.  The Committee believes that this would not be in the best interest of retaining and motivating the executive.

Pay-for-Performance Alignment

The Committee believes there are different ways of assessing whether compensation paid to executives aligns with the performance of the Company.  For the Committee’s consideration in understanding the Company’s pay-for-performance alignment, the Committee’s compensation consultant examined the relationship of our CEO’s realizable compensation and the Company’s performance relative to the CEO compensation and performance of our revised peer group of 16 peer companies.  Performance was defined as the relative ranking of the following four performance metrics:

•	Net sales growth
•	Return on invested capital
•	Growth in earnings before interest and taxes
•	Total shareholder return (stock price appreciation plus dividends)

The consultant evaluated each performance metric independently relative to the peer companies for the year 2010 and the three-year period 2008 through 2010.  The relative ranking of each performance metric was averaged to form a composite ranking.  The Company’s relative composite performance ranking was aligned with the peer companies as follows:

•	2010: 25th percentile
•	2008 through 2010: 50th percentile

The consultant compared the performance for 2010 to the CEO’s bonus for fiscal year 2010.  For this time frame, the CEO received a bonus payment under our incentive compensation plan of $749,795, which was equal to 125% of his target bonus opportunity.  This bonus amount ($749,795) and bonus as a percent of target (125%) ranked at the 29th percentile and 16th percentile of the peer group CEO’s, respectively, while the Company’s relative performance composite ranked at the 25th percentile of the peers. The Committee is satisfied with the alignment of the relative ranking of the CEO’s bonus with the relative ranking of Company performance.

Similarly, for the three-year period 2008 through 2010, the CEO’s three-year realizable compensation relative to peers ranked at the 15th percentile while the Company’s performance composite ranked at the 50th percentile of the peers.  Realizable compensation includes base salary, actual bonuses paid, the intrinsic value of stock options and stock awards at the year-end 2009 stock price and performance shares earned or expected to be earned.

The Committee evaluated this information and concluded that the Company’s relative performance was higher than the relative realizable value of compensation paid to the CEO.  The Committee concluded that while the Company’s return on invested capital has outperformed the peer group over the one and three-year periods, stock price returns have fallen short of the peer group median.  Since the Company’s long-term incentive awards are based on achieving stock price appreciation hurdles, the majority of our performance-based stock awards over the past several years have not vested as shown in the following table for our CEO:

	Grant Date					Percent of	Forfeiture
Grant	Grant Value	Stock Price	Stock Price Vesting Hurdles			Shares Earned	Date
2008	$575,244	$43.94	$48.34	$54.93	$61.52	33.3%	2013
2009	$811,710	$41.24	$45.37	$51.55	$57.74	0.0%	2014
2010	$829,635	$37.31	$41.05	$46.64	$52.24	0.0%	2015
2011	$985,250	$33.39	$35.06	$38.40	$41.74	66.7%	2016
Totals	$3,201,839					26.5%

This further emphasizes the alignment of our performance-based long-term incentive arrangements with Company stock price returns.

Base Salaries

The Committee determines and approves the base salaries of the Company’s executives, including the CEO, and considers recommendations from the CEO with respect to the other executives.  The Committee employs the same principles that are applied in developing the base salaries of all employees.  Base salary ranges are determined for each executive position based on their level, responsibilities and complexity using the 50th percentile survey data for similar positions at comparable companies.  A base salary “mid-point” is determined for each position based on this competitive market median data and ranges are established to provide that the Company’s salary levels are managed between 80% and 120% of such “mid-point.”

In determining base salary adjustments for each executive, the Committee considers the individual’s performance evaluation, the level of responsibility for the position, an individual’s current base salary in relation to “mid-point” and industry competition for executive talent.  As discussed earlier, the Committee’s philosophy is to target fixed base salaries at the median of the market.  On this basis, calendar 2011 base salaries were increased to approximately 95% of “mid-point” for Mr. Bartolacci, Mr. Nicola, Mr. Doyle and Mr. Dunn.  The base salary of Mr. Walters was increased to approximately 90% of mid-point (Mr. Walters was promoted in February 2009 and had been in his current position less than two years at the beginning of calendar 2011).  As a result of these adjustments, when compared to the market median base salary data developed for each position by our consultant, each named executive officer’s fiscal 2011 base salary was positioned as follows:  Mr. Bartolacci – 96%, Mr. Nicola – 95%, Mr. Doyle – 96%, Mr. Dunn – 94% and Mr. Walters – 90%.

The Company has a process under which executives are subject to an annual individual performance evaluation.  The evaluations are designed to rate each executive on various criteria, both objective and subjective, including the areas of leadership, technical expertise, initiative, judgment and personal development.   An overall rating is assessed to each individual from these evaluations and is an important element in determining annual adjustments to base salaries.  The rating levels include:  Distinguished (highest rating), Commendable, Competent, Adequate and Provisional (lowest rating). The Committee conducts an evaluation of the CEO’s performance and the CEO conducts an evaluation of each executive officer’s performance.  Each of the named executives, including Mr. Bartolacci, was rated at either the Commendable or Distinguished levels.

Annual Incentive Compensation

The Company’s 2010 Incentive Compensation Plan (“Incentive Compensation Plan”) covers the annual incentive compensation to be paid to key managers of the Company, including the NEOs.  For fiscal 2011, the shareholders approved a new incentive compensation plan that provides an incentive arrangement based on the establishment and achievement of annual goals reflective of the Company’s business plan.  The objective of the program is to promote the Company’s goal of increasing shareholder value.  The Company believes that two of the key elements in the creation of shareholder value are growth in operating profit and improvement in operating profit greater than the cost of the capital utilized to generate this profit.  Operating profit less the associated capital cost is referred to as “economic value added”.  Accordingly, the current incentive compensation plan is designed to motivate management to achieve levels of operating profit and economic value added reflective of the Company’s business plan.

Designated managers within each of the Company’s business segments participate in the incentive program for their respective business unit.  Incentive compensation for these participants is calculated based on the achievement of operating profit and economic value added targets established for their individual business unit.  Economic value added for business units is defined as the unit’s operating profit less its cost of capital (cost of capital is determined based on a pre-tax rate of 12% times net controllable assets, which is estimated to be the Company’s weighted average pre-tax cost of capital).

Incentive compensation for corporate executives is calculated based on the achievement of pre-established targets for net income and economic value added performance of the Company on a consolidated basis.  Corporate economic value added is defined as the Company’s net income less its after-tax cost of capital (with cost of capital based on an after-tax rate of 8%, which is estimated to be the Company’s weighted average after-tax cost of capital).

Operating profit, net income and economic value added targets are established at the beginning of the fiscal year by the Compensation Committee.  In determining these targets for fiscal 2011, the Committee considered the long-term growth objectives of the Company; fiscal 2011 operating budgets approved by the Company’s Board of Directors; and current economic, industry and competitive market conditions.  Fiscal 2011 performance targets established for the business units of the NEO’s were as follows:

Corporate (Mr. Bartolacci, Mr. Nicola and Mr. Walters)
	Net Income	Economic Value Added	Relative Incentive %
Target	$70,500	$21,300	100%
Minimum	$63,450	$19,170	50%
Maximum	$77,550	$23,430	200%

Memorialization (Mr. Doyle)
	Operating Profit	Economic Value Added	Relative Incentive %
Target	$87,150	$33,167	100%
Minimum	$78,435	$29,850	50%
Maximum	$95,865	$36,484	200%

Brand Solutions (Mr. Dunn)
	Operating Profit	Economic Value Added		Relative Incentive %
Target	$28,870		$(10,280)	100%
Minimum	$25,660	$	(12,509)	50%
Maximum	$33,390	$	(7,561)	200%

The Corporate amounts reflect the consolidated net income and economic value added of the Company.  The Memorialization amounts include the combined results of the Bronze and Casket segments.  The Brand Solutions amounts include the combined results of the Graphics

Imaging, Marking Products and Merchandising Solutions segments.  Actual operating profit amounts for Memorialization and Brand Solutions are adjusted to reflect foreign currencies at rates consistent with the target amount and include an imputed interest charge on fiscal 2011 acquisitions.

The attainment of target performance levels result in an earned incentive equivalent to the participant’s target incentive amount (discussed below).  No incentive amounts are earned for operating results that do not achieve the defined minimum performance levels.  Incentive amounts cannot exceed the defined maximum percentage of the participant’s target incentive amount.  Earned incentive percentages are interpolated within the ranges.

For fiscal 2011, one-half of the participant’s incentive compensation opportunity was based on the achievement of operating profit targets (net income in the case of Corporate participants), with the remaining portion based on the achievement of economic value added targets.

The target incentive amount is expressed as a percentage of the participant’s base salary and based upon the executive’s position and the industry recommended percentage target for the position as provided by the Company’s independent consultant.  Target, minimum and maximum incentive award opportunities for the Chief Executive Officer and other named executives are included in the table below.

Named Executive Officer	Target Incentive Award as a Percent of Base Salary	Minimum Incentive Award as a Percent of Base Salary	Maximum Incentive Award as a Percent of Base Salary
J.C. Bartolacci	100%	50%	200%
S.F. Nicola	70%	35%	140%
J.P. Doyle	60%	30%	120%
B.J. Dunn	55%	27.5%	110%
B.D. Walters	35%	17.5%	70%

Actual results for fiscal 2011 compared to target levels were as follows:

Corporate
	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Net income	$72,372	$70,500	127%	50%	63%
Economic value added	$22,790	$21,300	170%	50%	85%
Total					148%

Memorialization
	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Operating profit	$79,063	$87,150	54%	50%	27%
Economic value added	$23,602	$33,167	0%	50%	0%
Total					27%

Brand Solutions
	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Operating profit	$30,091	$28,870	127%	50%	64%
Economic value added	$(8,869)	$(10,280)	150%	50%	75%
Total					139%

The calculation of the earned incentive amounts for each NEO was as follows:

Named Executive Officer	Base Salary	Target Incentive	Target Incentive Amount	Earned Incentive	Earned Incentive Amount
J.C. Bartolacci	$640,000	100%	$640,000	148%	$948,800
S.F. Nicola	$380,000	70%	$266,000	148%	$394,345
J.P. Doyle	$320,000	60%	$192,000	27%	$51,456
B.J. Dunn	$296,000	55%	$162,800	139%	$225,751
B.D. Walters	$270,000	35%	$94,500	148%	$140,096

This amount may be subject to reduction at the discretion of the Committee based on the performance of the NEO relative to personal goals.  Relative performance is generally determined by the executive’s achievement of quantifiable goals established at the beginning of each fiscal year.  Each incentive compensation plan participant develops personal goals, which are subject to review and approval by the Division President or Chief Executive Officer, as appropriate.  The personal goals of the Chief Executive Officer are reviewed and approved by the Committee.  The Committee may use discretion to decrease calculated awards based on the participant’s performance relative to the quantifiable individual goals, however, no adjustments were made in fiscal 2011.

Long-Term Incentive Compensation

Long-Term Incentive Compensation is provided to key managers and executives under the Company’s 2007 Equity Incentive Plan, as amended.  Prior to fiscal 2009, long-term incentive compensation was administered under the 1992 Stock Incentive Plan.

The equity incentive plan is an equity compensation plan designed to directly align the interests of employees with the Company’s shareholders.  The equity incentive plan is intended to encourage eligible employees to increase their efforts to make the Company more successful, to provide an additional inducement for such employees to remain with the Company, to reward such employees by providing an opportunity to acquire shares of the Company’s common stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company.  The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company.

Under the equity incentive plan, equity grants can be made in the form of:

■	Stock options,
■	Restricted share awards,
■	Restricted stock units,
■	Performance units,
■	Stock appreciation rights, and
■	Other stock-based awards.

Prior to fiscal 2008, equity grants were predominantly in the form of performance-vesting stock options.  Since fiscal 2008, the Company has issued restricted shares with time and performance-vesting provisions.

The Committee considers growth in stock price as the best means of measuring shareholder value creation over the long-term.  For this reason, the Committee believes that the use of stock-based compensation has provided a strong link to meeting this objective.  In keeping with the Committee’s philosophy of providing performance-based incentives, the restricted shares awarded in fiscal 2011 generally contained performance-vesting provisions for one-half of the shares granted, such that vesting occurs in one-third increments upon the later to occur of the attainment of 5%, 15% and 25% appreciation, respectively, in the market value of the Company’s common stock or one year from the grant date.  Failure to achieve the stock price hurdles within five years from the date of grant will result in forfeiture of the shares.  Further, in order to enhance the Company’s retention objectives, the remaining one-half of the shares granted contain a time-vesting feature in which such shares vest three years from the grant date subject to continued employment of the executive by the Company.

Every year, the Committee determines individual grant levels through consultation with our independent compensation advisor.  The Committee is provided grant guidelines, which provide recommended grant award ranges based on current market thresholds.  The recommended ranges provide a minimum, maximum and target grant award for each position / salary level. The grant ranges are developed such that the minimum of the range aligns with the market 50th percentile, the maximum of the range aligns with the market 75th percentile and the target level in the range represents the average of the market 50th and 75th percentile opportunity.  The Committee has chosen this approach since a portion of the grants contain performance-vesting criteria and to align with its philosophy of providing modestly above market variable compensation opportunities.  Actual grants within this range are determined based on the individual performance assessments of each executive during the past fiscal year.  Grants made to the NEOs in November 2010 were within the above range.

Grant recommendations are developed using a valuation model consistent with accounting policies for stock-based compensation and is based on the fair market value of the Company’s common stock on the dates of grant.  Grants to executive officers are generally made only once a year in the Company’s first fiscal quarter (usually at the November meeting of the Committee), except for new hires and promotions.  The Company does not time the release of material non-public information around the granting of equity compensation awards.

Stock options and restricted shares may also vest under certain change in control circumstances.  Performance-based restricted shares expire on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.  Stock options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.

The minimum holding periods for vested stock options and restricted share awards are governed by the Company’s stock ownership guidelines.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.

Beginning with the November 2011 restricted share grant, dividends on unvested shares will no longer be paid.  Dividends will be accrued and only payable upon the vesting of the restricted shares.  Accordingly, dividends will not be paid if the restricted shares do not become vested and are forfeited.

Adjustments or Recovery of Prior Compensation

The Sarbanes-Oxley Act of 2002 requires the Chief Executive Officer and Chief Financial Officer to reimburse the Company for any awards received following the release of financial results that subsequently require an accounting restatement due to noncompliance with a material financial reporting requirement as a result of misconduct.  Additionally, under the incentive compensation plan, the Committee has the discretion to adjust for the recovery of previously paid awards from any participant, where appropriate, if financial results are restated or adjusted in future periods.  No such adjustments have been necessary under these provisions.

The incentive compensation plan and the equity incentive plan provide the Committee the discretion over the three-year period following the grant of awards to cancel, suspend or require repayment to the Company of outstanding awards if the participant (i) competes with the Company or its subsidiaries, (ii) violates solicitation provisions with customers or employees, (iii) defames or disparages the Company, its subsidiaries or certain related persons.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers and business unit management in order to support a culture of ownership among the management team.  The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. The ownership guidelines are expressed as a multiple of base salary and are as follows:

Position	Minimum Equivalent Stock Value
Chief Executive Officer	5 times base salary
Chief Financial Officer; Group Presidents	4 times base salary
Division Presidents; Vice President, Human Resources; Vice President and General Counsel; Vice President and Controller	3 times base salary
Managers directly reporting to Division Presidents	2 times base salary
Other managers eligible for equity compensation and other incentive compensation plan participants	1 time base salary

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.  Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.

As of November 30, 2011, Mr. Bartolacci, Mr. Nicola and Mr. Dunn exceeded the Company’s stock ownership guidelines.  Mr. Walters was at 64% of the ownership guidelines, although he is still within five years of promotion to his current position (February 2009).  Mr. Doyle was at 57% of the ownership guidelines; however, Mr. Doyle retired from the Company effective December 30, 2011.

Retirement Benefits

Retirement benefits are generally provided to executives under the Company’s principal retirement plan and in some cases, a supplemental retirement plan.  The purpose of both these plans is to provide post-retirement compensation and stability to executives.  The Committee’s goal is to provide a benefit that is competitive with plans which would be available to executives of similar companies. The Committee believes this philosophy will allow the Company to effectively attract and retain talented executives.

Executive officers may become eligible to participate in the Company’s supplemental retirement plan.  To be eligible for participation, the individual must be an executive officer of the Company as designated by the Board of Directors annually and meet certain length of service requirements as a designated executive officer and in total with the Company.  Of the named executives, Mr. Bartolacci, Mr. Nicola and Mr. Dunn are participants in the supplemental retirement plan.  Unlike the principal retirement plan, the supplemental plan is an unsecured obligation of the Company and is not a tax-qualified plan.  Funding for the supplemental retirement plan is provided through a non-revocable trust arrangement.  The supplemental retirement plan is intended to make-up the tax-related limitation of benefits under the principal retirement plan and to provide retirement benefits at competitive market rates.  In addition, the supplemental retirement plan serves as a retention vehicle as benefits generally do not fully vest until the completion of a minimum of 15 years of service.

In 2009, the Committee modified the supplemental plan for any new executive going forward, including Mr. Walters, limiting the benefit to restoring amounts lost to tax-related limitations.

Other Compensation

The Company generally provides all domestic employees with the following:

■	401(k) plan,
■	Employee stock purchase plan,
■	Health and dental coverage,
■	Company-paid term life insurance,
■	Disability insurance,
■	Educational assistance, and
■	Paid time off (vacations and holidays).

These benefits are designed to be competitive with overall market practices.  Educational assistance for dependent children is also provided to any employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Educational assistance is limited to $1,200 for each semester and $2,400 annually.

The Company provides executives with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table, which the Committee considers reasonable, competitive and consistent with the Company’s compensation philosophy.  These benefits include supplemental life insurance coverage, costs associated with personal use of a vehicle leased by the Company and, in certain circumstances, club dues and financial counseling and tax preparation services.

Employment and Severance Agreements

None of the named executives have employment, severance or change-of-control agreements.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executives in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based.  Certain of the provisions in the 2010 Incentive Compensation Plan are intended to cause awards earned under such plan to be eligible for this exception (so that compensation related to such awards should be deductible under the Internal Revenue Code).  In addition, certain of the provisions in the 2007 Equity Incentive Plan are intended to cause grants of performance-based stock compensation under such plan to be eligible for this exception (so that compensation related to the vesting or exercise of such shares should be deductible under the Internal Revenue Code).  Payments of cash compensation to executives (except annual incentive compensation awards earned under the 2010 Incentive Compensation Plan) and outstanding grants of restricted shares under the 1992 Stock Incentive Plan are not at present eligible for this performance-based exception.  The Committee has taken and intends to continue to take actions, as appropriate, to attempt to minimize, if not eliminate, the Company's non-deductible compensation expense within the context of maintaining the flexibility which the Committee believes to be an important element of the Company's executive compensation program.  Compensation paid to the named executives has, to date, not exceeded the Section 162(m) deductibility threshold in any taxable year.

Annual Compensation of the Named Executive Officers

The table below summarizes the compensation for fiscal 2011, 2010 and 2009 earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly paid executive officers who were serving as executive officers at September 30, 2011.  These individuals are sometimes referred to in this Proxy Statement as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary	Bonus	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compen-sation (3)	Change in Pension Value and Nonqualified Deferred Plan Compen-sation (4)	All Other Compen-sation (5)	Total
Joseph C. Bartolacci Director, President and Chief Executive Officer	2011 2010 2009	$630,769 595,385 571,308	$ - - -	$2,153,783 1,893,065 1,888,074	$ - - -	$948,800 851,049 -	$ 566,212 - 627,123	$ 90,753 112,080 31,467	$4,390,317 3,451,579 3,117,972
Steven F. Nicola Chief Financial Officer, Secretary and Treasurer	2011 2010 2009	371,231 339,369 333,385	- - -	692,288 585,854 583,784	- - -	394,345 342,937 -	370,816 - 363,118	40,313 25,912 18,494	1,868,993 1,294,072 1,298,781
James P. Doyle Group President, Memorialization	2011 2010 2009	317,254 308,100 304,306	- - -	338,452 398,540 325,530	- - -	51,456 130,354 -	42,790 27,241 27,782	59,167 51,611 48,713	809,119 915,846 706,331
Brian J. Dunn Group President, Brand Solutions	2011 2010 2009	293,116 278,744 256,539	- - -	276,915 398,540 325,530	- - -	225,751 101,437 -	177,697 133,397 103,583	29,243 21,267 14,706	1,002,722 933,385 700,358
Brian D. Walters Vice President and General Counsel	2011 2010 2009	259,616 206,308 182,865	- - -	276,915 139,489 130,212	- - -	140,096 89,349 -	23,425 13,566 12,158	18,233 14,918 5,546	718,285 463,630 330,781

(1)	For the fiscal years ended September 30, 2011, 2010 and 2009.
(2)
Amounts in this column reflect the grant date fair value of awards of restricted shares of the Company’s Common Stock granted during fiscal 2011, 2010 and 2009 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  For details of individual grants of restricted shares during fiscal 2011, see the Grants of Plan-Based Awards table below.  There were no forfeitures of restricted shares by any of the named executive officers during fiscal 2011, 2010 or 2009.  The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 22, 2011.

(3)
The amounts shown in this column reflect amounts earned and paid under the 2010 Incentive Compensation Plan (“Incentive Compensation Plan”) in fiscal 2011 and the Company’s 2008 Management Incentive Plan in fiscal 2010 and 2009.  For a full explanation of the operation of the Incentive Compensation Plan, refer to the narrative disclosure above and the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement.  The amounts included in the Summary Compensation Table above include the following:

Name	Year	Amount Paid Under Current Year’s Award	Deferred Credits Under Awards made in Prior Years, Earned in the Current Year’s Award	Earnings on Deferred Credits	Total
J.C. Bartolacci	2011 2010 2009	$948,800 749,795 -	N/A $100,249 -	N/A $1,005 -	$948,800 851,049 -
S.F. Nicola	2011 2010 2009	394,345 299,168 -	N/A 43,335 -	N/A 434 -	394,345 342,937 -
J.P. Doyle	2011 2010 2009	51,456 102,515 -	N/A 27,563 -	N/A 276 -	51,456 130,354 -
B.J. Dunn	2011 2010 2009	225,751 101,437 -	N/A - -	N/A - -	225,751 101,437 -
B.D. Walters	2011 2010 2009	140,096 79,291 -	N/A 9,958 -	N/A 100 -	140,096 89,349 -

(4)
The amount shown in this column for each of the named executive officers is the increase in the actuarial present value of the accumulated benefits under all defined benefit plans for the years ended September 30, 2011, 2010 and 2009.  A significant portion of the amounts listed for fiscal 2011 and 2009 resulted from a reduction in the discount rate, due to the decline in market interest rates.  For additional information regarding defined benefit pension plans, see the Pension Benefits table below.

(5)
Amounts represent one or more of the following:  premiums for officer’s life insurance, incremental premiums for long-term disability insurance, club dues, dividends on unvested restricted shares, the value for personal use of Company leased vehicles, matching contributions to the Company’s 401(k) Plan, educational assistance and, for Mr. Doyle, relocation reimbursement of $40,591, $38,834 and $40,019 in fiscal 2011, 2010 and 2009, respectively.  The fiscal 2011 and 2010 amounts for Mr. Bartolacci include dividends on unvested restricted shares of $56,848 and $34,706, respectively.  The fiscal 2010 amount for Mr. Bartolacci also includes club dues (including a club initiation fee) of $59,476.

The following table provides information on grants of plan-based awards held by the named executive officers during fiscal 2011.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (# ) (3)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($) (5)
J.C. Bartolacci	11/10/10					11,667					$358,410
	11/10/10					11,666					327,931
	11/10/10					11,667					298,792
	11/10/10							35,000			1,168,650
	11/10/10	$320,000	$640,000	$1,280,000
S.F. Nicola	11/10/10					3,750					115,200
	11/10/10					3,750					105,413
	11/10/10					3,750					96,038
	11/10/10							11,250			375,637
	11/10/10	133,000	266,000	532,000
J.P. Doyle	11/10/10					1,833					56,310
	11/10/10					1,834					51,554
	11/10/10					1,833					46,943
	11/10/10							5,500			183,645
	11/10/10	96,000	192,000	384,000
B.J. Dunn	11/10/10					1,500					46,080
	11/10/10					1,500					42,165
	11/10/10					1,500					38,415
	11/10/10							4,500			150,255
	11/10/10	81,400	162,800	325,600
B.D. Walters	11/10/10					1,500					46,080
	11/10/10					1,500					42,165
	11/10/10					1,500					38,415
	11/10/10							4,500			150,255
	11/10/10	47,250	94,500	189,000

(1)	All grants were effective as of the date on which the Compensation Committee of the Board of Directors met to approve them.
(2)
Amounts represent target payouts under the Company’s Incentive Compensation Plan.  The target represents the named executive officer’s annual salary multiplied by his respective target incentive award percentage.  The target incentive award percentages, expressed as a percentage of annual base salary are 100% for Mr. Bartolacci, 70% for Mr. Nicola, 60% for Mr. Doyle, 55% for Mr. Dunn and 35% for Mr. Walters.  For a full explanation of the operation of the Incentive Compensation Plan, refer to the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement.

(3)
Amounts represent the number of shares of restricted stock granted pursuant to the 2007 Equity Incentive Plan that vest upon certain performance criteria.  Performance-based restricted shares were granted such that vesting occurs in one-third increments upon the attainment of 5%, 15% and 25% appreciation, respectively, in the market value of the Company’s Common Stock, but in no event prior to the expiration of one year from the date of the grant.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited if the performance vesting criteria have not been met on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 2007 Equity Incentive Plan (“Equity Incentive Plan”), refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement.

(4)
Amounts represent the number of shares of restricted stock granted pursuant to the Equity Incentive Plan that fully vest on the third anniversary of the grant date.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the Equity Incentive Plan, refer to the Long-Term Compensation section of the Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement.

(5)
Grant date fair values are developed using a Binomial pricing model based on the fair market value of the Company’s common stock on the dates of grant.  The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in Matthews International Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 22, 2011.

The following table sets forth information concerning the fiscal 2011 year-end value of unexercised options and unearned restricted shares for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
J.C. Bartolacci	16,667	0	16,666	(3)	$36.03	11/16/2014
	53,334	0	26,666	(3)	$37.29	11/16/2015
	34,167	0	68,333	(4)	$40.56	11/15/2016
										11,600	(10)	$356,468
							26,100	(6)	$802,053	26,100	(11)	802,053
							28,500	(7)	875,805	28,500	(12)	875,805
							35,000	(8)	1,075,550	35,000	(13)	1,075,550
S.F. Nicola	28,000	0	14,000	(3)	$36.03	11/16/2014
	36,667	0	18,333	(3)	$37.29	11/16/2015
	14,667	0	29,333	(4)	$40.56	11/15/2016
										4,833	(10)	148,518
							8,070	(6)	247,991	8,070	(11)	247,991
							8,820	(7)	271,039	8,820	(12)	271,039
							11,250	(8)	345,713	11,250	(13)	345,713
J.P. Doyle	6,667	0	13,333	(5)	$41.24	01/18/2017
										2,400	(10)	73,752
							4,500	(6)	138,285	4,500	(11)	138,285
							6,000	(7)	184,380	6,000	(12)	184,380
							5,500	(8)	169,015	5,500	(13)	169,015
B.J. Dunn	5,000	0	0		$28.58	12/15/2013
	8,000	0	4,000	(3)	$36.03	11/16/2014
	10,667	0	5,333	(3)	$37.29	11/16/2015
	5,334	0	10,666	(4)	$40.56	11/15/2016
										1,800	(10)	55,314
							4,500	(6)	138,285	4,500	(11)	138,285
							6,000	(7)	184,380	6,000	(12)	184,380
							4,500	(8)	138,285	4,500	(13)	138,285
B.D. Walters	8,333	0	4,167	(3)	$37.29	11/16/2015
	2,667	0	5,333	(4)	$40.56	11/15/2016
										1,100	(10)	33,803
							1,800	(6)	55,314	1,800	(11)	55,314
							2,100	(7)	64,533	2,100	(12)	64,533
							4,500	(8)	138,285	4,500	(13)	138,285

(1)	Represents options that have met performance vesting thresholds, but have not met time vesting thresholds as of September 30, 2011 (unvested options).
(2)	Represents options that have not met performance vesting thresholds as of September 30, 2011 (unearned options).
(3)	The unearned portion of this option grant will be earned and vested upon the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(4)
One-half of the unearned portion of this option grant will be earned and vested upon the stock price of the Company’s common stock reaching 133% of the exercise price for ten consecutive trading days; with the remainder to be earned and vested upon the later to occur of November 16, 2011 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(5)
One-half of the unearned portion of this option grant will be earned and vested upon the stock price of the Company’s common stock reaching 133% of the exercise price for ten consecutive trading days; with the remainder to be earned and vested upon the later to occur of January 18, 2012 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(6)	Represents restricted shares that were fully vested on November 12, 2011.
(7)	Represents restricted shares that will be earned and fully vested on November 11, 2012.
(8)	Represents restricted shares that will be earned and fully vested on November 10, 2013.
(9)
Represents the value of all unvested restricted shares as of September 30, 2011.  The value is computed by multiplying all unvested restricted shares by the $30.73, the closing price of the Company’s common stock on September 30, 2011.

(10)
Represents restricted shares that will be earned and vested as follows: one-half upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock ($43.94 for Mr. Bartolacci and $43.72 for Messrs. Nicola, Doyle, Dunn and Walters) for ten consecutive trading days and one-half upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

(11)
Represents restricted shares that will be earned and vested as follows: one-third upon the stock price of the Company’s common stock reaching 110% of the grant date fair value of the Company’s common stock ($41.24) for ten consecutive trading days, one-third upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days, and one-third upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

(12)
Represents restricted shares that will be earned and vested as follows: one-third upon the stock price of the Company’s common stock reaching 110% of the grant date fair value of the Company’s common stock ($37.31) for ten consecutive trading days, one-third upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days, and one-third upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

(13)
Represents restricted shares, two-thirds of which were earned and vested on November 12, 2011, and one-third that will be earned and vested upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock ($33.39) for ten consecutive trading days.

The following table provides information on the exercise of stock options and vesting of restricted shares for each of the named executive officers during fiscal 2011.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.C. Bartolacci	13,333	$151,591	17,400	$570,812
S.F. Nicola	20,000	227,308	7,250	241,479
J.P. Doyle	-	-	3,600	119,907
B.J. Dunn	-	-	2,700	89,930
B.D. Walters	-	-	1,650	54,957

Retirement Benefits

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1-1/4% of the excess times years of credited service (maximum 35 years).  The plan is a defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan, which provides for supplemental pension benefits to executive officers of the Company designated by the Board of Directors.  Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years).  Upon early retirement under this plan, reduced benefits will be provided, depending upon age and years of service. Benefits under this plan vest based upon the attainment of certain levels of qualified and total continuous service.  The Company has established a non-revocable trust to fund the Supplemental Retirement Plan, and a provision has been made on the Company's books for the actuarially computed obligation.

In 2009, the Committee closed the supplemental plan to new participants and created a separate plan for any new designated executive going forward, limiting its benefit to restoring amounts lost to tax-related limitations under the Company’s regular retirement and 401(k) plans.

The table below sets forth the number of years of credited service and the present value at September 30, 2011 of the accumulated benefits under the each of the retirement plans for each of the named executive officers.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
J.C. Bartolacci	Matthews International Corporation Employees Retirement Plan	13	$237,986	-
	Matthews International Corporation Supplemental Retirement Plan	14	1,438,343	-
S.F. Nicola	Matthews International Corporation Employees Retirement Plan	17	314,391	-
	Matthews International Corporation Supplemental Retirement Plan	18	766,282	-
J.P. Doyle	Matthews International Corporation Employees Retirement Plan	3	106,456	-
B.J. Dunn	Matthews International Corporation Employees Retirement Plan	11	247,773	-
	Matthews International Corporation Supplemental Retirement Plan	12	231,570	-
B.D. Walters	Matthews International Corporation Employees Retirement Plan	5	53,997	-

(1)
As of September 30, 2011.  Years of credited service for the Matthews International Corporation Employees Retirement Plan begin on the first of the month following the completion of one year of service.  Years of credited service for the Matthews International Corporation Supplemental Retirement Plan begin on the initial date of service.

(2)
The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 22, 2011.

The Company provides a 401(k) Plan covering substantially all domestic employees of the Company.  Participants may make pre-tax contributions to their account of 1% up to 60% of their annual compensation.  For employees covered under the Matthews International Corporation Employees Retirement Plan, which includes the named executive officers, the Company makes matching contributions to each participant at a rate of 50% of participants’ deferrals up to 1% their annual compensation.  Participants are fully vested immediately in the value of their contributions and fully vested in the value of Company matching contributions after three years of service, provided they are a participant of the plan.

Potential Payments upon Termination or Change in Control

The following discussion describes and quantifies the payments that would be made to each of the named executive officers under a variety of circumstances, assuming that each had taken place on September 30, 2011: (1) the executive resigns voluntarily without the consent of the Company; (2) the executive resigns voluntarily with the consent of the Company; (3) the executive is involuntarily terminated without cause; (4) the executive is involuntarily terminated with cause; (5) the executive dies or becomes permanently disabled while employed; (6) the executive retires; and (7) a change in control of the Company takes place.

Stock Options.  Under the terms of the existing stock option grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unexercised stock options are cancelled at the time of termination.  In the event of retirement or voluntary termination with the Company’s consent, unvested options granted prior to November 2005 continue to time and performance vest for a period of two years following termination and options granted in fiscal 2006 and 2007 continue to performance vest only for a period of two years following termination.  In the event of death or termination due to permanent disability, all outstanding options are exercisable in full.  In the event of a change in control of the Company, as defined in the Company’s 2007 Equity Incentive Plan, all outstanding stock options become immediately exercisable.

Restricted Stock.  Under the terms of the existing restricted stock grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unvested restricted shares are cancelled at the time of termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested performance-based restricted shares continue to performance vest for a period of two years following termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested time-based restricted shares become immediately vested.  In the event of a change in control of the Company, as defined in the Company’s 2007 Equity Incentive Plan, all unvested restricted shares become immediately exercisable.

Supplemental Retirement Plan.  Upon a change in control of the Company, as defined in the Supplemental Retirement Plan, participants accrue five additional years of credited service under the Supplemental Retirement Plan.

The following table provides information on the potential incremental value of executive benefits upon termination of employment prior to and after a change of control, assuming termination would have occurred as of September 30, 2011.

Named Executive	Executive Benefit and Payment upon Separation	Voluntary Termination Without Consent	Voluntary Termination With Consent (1) (3) (4)	Involuntary Termination Without Cause	Involuntary Termination With Cause	Death or Disability (2) (3) (4)	Retirement (1) (3) (4)	Change in Control (2) (5) (6)
J.C. Bartolacci	Stock Options	$0	$0	$0	$0	$0	$0	$0
	Performance-based Restricted Shares	0	0	0	0	0	0	3,109,876
	Time-based Restricted Shares	0	2,753,408	0	0	2,753,408	2,753,408	2,753,408
	Supplemental Retirement Plan	0	0	0	0	0	0	2,115,167
	Total	0	2,753,408	0	0	2,753,408	2,753,408	7,978,451

S.F. Nicola	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	1,013,260
	Time-based Restricted Shares	0	864,742	0	0	864,742	864,742	864,742
	Supplemental Retirement Plan	0	0	0	0	0	0	1,112,071
	Total	0	864,742	0	0	864,742	864,742	2,990,073

J.P. Doyle	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	565,432
	Time-based Restricted Shares	0	491,680	0	0	491,680	491,680	491,680
	Supplemental Retirement Plan	0	0	0	0	0	0	0
	Total	0	491,680	0	0	491,680	491,680	1,057,112

B.J. Dunn	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	516,264
	Time-based Restricted Shares	0	460,950	0	0	460,950	460,950	460,950
	Supplemental Retirement Plan	0	0	0	0	0	0	509,059
	Total	0	460,950	0	0	460,950	460,950	1,486,273

B.D. Walters	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	291,935
	Time-based Restricted Shares	0	258,132	0	0	258,132	258,132	258,132
	Total	0	258,132	0	0	258,132	258,132	550,067

(1)
The stock option value represents the value of unvested stock options as of September 30, 2011 that had met performance vesting criteria as of that date and would meet time vesting criteria or before September 30, 2013 (two-year anniversary of assumed termination date of September 30, 2011) (the “assumed vested options”).  For this purpose, if the performance vesting threshold was less than $30.73, the closing price of the Company’s common stock on the last trading day of fiscal 2011, the option was considered to be performance vested. The value of the options is computed by multiplying the number of assumed vested options by the difference between the option exercise price and $30.73.  The option exercise prices for all assumed vested options exceed $30.73, and the value of the options is therefore $0 as of September 30, 2011.

(2)
The stock option value represents the value of all unvested stock options as of September 30, 2011.  The value is computed by multiplying all unvested options by the difference between the option exercise price and $30.73, the closing price of the Company’s common stock on the last trading day of fiscal 2011.  The option exercise prices for all unvested stock options exceed $30.73, and the value of the options is therefore $0 as of September 30, 2011.

(3)
The performance-based restricted share value represents the value of unvested restricted shares as of September 30, 2011 that had not met performance vesting criteria as of that date, but for which the performance vesting threshold was less than $30.73, the closing price of the Company’s common stock on the last trading day of fiscal 2011.  At September 30, 2011, no performance-based restricted shares had a performance vesting threshold less than $30.73, and the value of the performance-based restricted shares is therefore $0 as of September 30, 2011.

(4)
The time-based restricted share value represents the value of unvested restricted shares as of September 30, 2011 that would vest upon termination as of September 30, 2011 (the “assumed vested shares”).  The value of the restricted shares is computed by multiplying the number of assumed vested shares by $30.73, the closing price of the Company’s common stock on the last trading day of fiscal 2011.

(5)
The performance-based and time-based restricted share value represents the value of all unvested restricted shares as of September 30, 2011. The value is computed by multiplying all unvested restricted shares $30.73, the closing price of the Company’s common stock on the last trading day of fiscal 2011.

(6)
The incremental value of the Supplemental Retirement Plan represents the increase in the accumulated benefit obligation resulting from an additional 5 years of vested service for eligible participants.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Matthews International Corporation is composed of three independent Directors.  The Committee operates under a written charter adopted by the Company’s Board of Directors.

Management of the Company has the primary responsibility for preparing the financial statements, establishing the system of internal controls, and assessing the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management, internal audit and the independent registered public accounting firm.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has discussed the consolidated financial statements with management, internal audit and the independent registered public accounting firm.  The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards ("SAS") No. 114, "The Auditor’s Communication With Those Charged With Governance", and such other matters as are required to be discussed under the standards of the Public Company Accounting and Oversight Board.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Committee discussed with the independent registered public accounting firm that firm’s independence.

The Committee discussed with the Company's independent registered public accounting firm and internal auditors the overall scope and plan for their respective audits.  The Committee meets with the independent registered public accounting firm and internal auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the Committee’s discussions referred to above and the Committee’s review of the report of the independent registered public accounting firm on the consolidated financial statements of the Company for the year ended September 30, 2011, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011 for filing with the Securities and Exchange Commission.

Audit Committee:

R.G. Neubert, Chairman
A. Garcia-Tunon
M.K. O’Brien

December 6, 2011

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP ("PwC") has been the independent registered public accounting firm performing the audits of the consolidated financial statements of the Company since 1983.   PwC periodically changes the personnel assigned to the annual audit engagements.  In addition to performing the audit of the Company's consolidated financial statements, PwC provided fees for services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and various other services during fiscal 2011 and 2010.  The aggregate fees (including out-of-pocket expenses) billed for fiscal 2011 and 2010 for each of the following categories of services are set forth below.

	2011	2010

Audit fees (includes audits and reviews of the Company’s fiscal 2011 and 2010 financial statements)	$1,025,272	$1,015,308

Audit-related fees (primarily due diligence and regulatory compliance work in fiscal 2011)	129,694	18,920

Tax fees (primarily tax advisory work in fiscal 2011 and tax planning work in fiscal 2010)	270,829	408,460

All other fees	-	-

All services provided by PwC for significant audit, audit-related, tax and other services are approved in advance by the Audit Committee. Fees for the annual audit, including quarterly reviews, are approved by the Audit Committee upon appointment of the Company’s independent registered public accounting firm. Other services are approved in advance on a specific project basis during the year. Examples of such projects include acquisition due diligence and tax assistance engagements.  Where approval in advance by the Audit Committee is not practical due to time constraints, management provides a written description of the engagement to the Chairman of the Audit Committee and obtains the Chairman’s approval prior to proceeding with the engagement.  Ratification of such services by the full Audit Committee is obtained at the next scheduled Audit Committee meeting. The Company’s independent registered public accounting firm provides a summary of audit and other services and related fees to the Audit Committee at each of its regularly scheduled Committee meetings. The summary includes total estimated fees for each individual project.  The Audit Committee also considered whether the provision of non-audit services by PwC is compatible with maintaining the independence of PwC.

CERTAIN TRANSACTIONS

Transactions with related persons are subject to review and approval by the Nominating and Corporate Governance Committee of the Board of Directors.  Written policies and procedures relative to the identification of related party transactions are contained in the Company’s Code of Conduct, and the Committee reviews and evaluates each such transaction based on the specific facts and circumstances involved.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon a review of Forms 3 and 4 and amendments thereto, if any, furnished to the Company during its most recent year and representations from reporting persons that no Forms 5 were required, all forms were timely filed.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2013 Annual Meeting of Shareholders.  To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 20, 2012.

Section 2.09 of the By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such Section 2.09, so that it is received by the Company not later than the notice deadline determined under such Section 2.09.  This notice deadline will generally be 75 days prior to the anniversary of the Company's Annual Meeting for the previous year, or December 3, 2012 for the Company's Annual Meeting in 2013.  Any shareholder proposal received by the Secretary of the Company after December 3, 2012 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by the Company.   Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Computershare Trust Company, N.A.  A copy of the Company's Annual Report for 2011 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                                                                                     By Order of The Board of Directors

                                                                                     Steven F. Nicola
                                                                                     Corporate Secretary

                                                Exhibit A

PROXY - MATTHEWS INTERNATIONAL CORPORATION

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 16, 2012

Sheraton Station Square Hotel
300 West Station Square Drive
Pittsburgh, PA

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM, Thursday, February 16, 2012 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form.

Shareholders of record at the close of business on December 30, 2011 will be entitled to vote at the Annual Meeting or any adjournments thereof.

I hereby appoint Joseph C. Bartolacci and Steven F. Nicola and each of them, with full power of substitution and revocation, proxies to vote all shares of Common Stock of Matthews International Corporation which I am entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED PREPAID ENVELOPE

------------------------------------------------------------------------------

ANNUAL MEETING PROXY CARD

A. Proposals – The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1.  Election of Directors:
                                FOR           WITHHOLD
01 – Jerry R. Whitaker (1 year term)                                                                                              [ ]                 [ ]
02 – Joseph C. Bartolacci (3 year term)                                                                                                     [ ]                 [ ]
03 – Katherine E. Dietze (3 year term)                                                                                                   [ ]                 [ ]
04 – Morgan K. O’Brien (3 year term)                                                                                                       [ ]                 [ ]

              FOR           AGAINST                      ABSTAIN
2.  To ratify the appointment of                                                                                                     [ ]                   [ ]                                      [ ]
   PricewaterhouseCoopers LLP as the
   independent registered public accounting
   firm to audit the records of the Company for
   the fiscal year ending September 30, 2012.

FOR AGAINST ABSTAIN
3. To provide an advisory (non-binding) vote	[ ] [ ]	[ ]
       on the executive compensation of our
       named executive officers.

4.  To transact such other business as may properly come before the meeting.

B.  Change of Address – Please print new address below.

I plan to attend the meeting.  [ ]

C. Authorized Signatures –This section must be completed for your instructions to be executed. – Date and Sign Below

Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature 1–Please keep signature within the box                                                                               Signature 2–Please keep signature within the box

----------------------------------------------------                                                                                                ----------------------------------------------------

Date (mm/dd/yyyy)     --/--/----